Item 77C - DWS US Treasury Money Fund

Registrant incorporates by reference Registrant's
Proxy Statement filed on January 19, 2007
(Accession No. 0001193125-07-009162).

Shareholder Meeting Results:

A Joint Special Meeting of shareholders (the
"Meeting") of DWS US Treasury Money Fund (the
"Fund") was held on March 15, 2007. The following matter was voted upon by the shareholders of said Fund (the resulting votes are presented below).

Proposal:

Approving an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all the assets of DWS
Treasury Fund to the Treasury Portfolio series of Investors Cash Trust ("ICT Treasury Fund"), in exchange for shares of ICT Treasury Fund and the assumption by ICT Treasury Fund of all liabilities of DWS Treasury Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of DWS Treasury
Fund in complete liquidation and termination of DWS Treasury Fund.

Number of Votes:



For		Against			Abstain

89,455,018	8,361,215		4,598,787



G:\sec_reg\NSAR\2007\5-31-2007\Item 77C-DWS US
Treasury Money Fund.doc